Exhibit 99.1

News Release

LCA-Vision Third Quarter Results Feature Revenue Growth and

Narrowed Operating Loss

CINCINNATI (October 29, 2013) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and nine months ended September 30, 2013.

Third Quarter 2013 Financial and Operating Highlights (all comparisons are with the third quarter of 2012)

■	Revenues increased 3.2% to $20.7 million from $20.0 million; adjusted revenues increased 5.4% to $20.5 million from $19.5 million.
■	Procedure volume increased 3.7% to 11,932 from 11,510.
■

Medical professional and license fees remained essentially unchanged at $4.6 million. Medical professional and license fees for the 2013 third quarter included higher fees due to an increase in procedure volume, offset by lower license fees as a result of the company’s purchase in April 2013 of its previously leased excimer lasers.

■

Vision center direct costs decreased by $0.2 million to $9.9 million from $10.1 million. The decrease was a result of savings in employee-related costs, lower financing fees from finance plan mix and renegotiated rates for third-party financing plans. These costs were offset partially by higher laser maintenance costs and increases in insurance expense.

■

General and administrative expenses decreased by $0.2 million to $2.8 million from $3.0 million, due primarily to reductions in employee-related costs as a result of restructuring initiatives implemented earlier in the year.

■	Marketing expense increased by $0.2 million to $5.0 million from $4.8 million. Marketing cost per eye was $417 for the third quarters of each of 2013 and 2012.
■	Depreciation expense decreased by $0.7 million to $0.5 million from $1.2 million, due to lower capital expenditures in recent years.
■

Operating loss was $2.0 million, a $1.7 million improvement from an operating loss of $3.7 million; adjusted operating loss was $2.1 million, a $2.1 million improvement from an adjusted operating loss of $4.2 million.

■	Net loss was $1.6 million, or $0.08 per share, a $1.9 million improvement from a net loss of $3.5 million, or $0.19 per share.

Year-to-Date 2013 Financial and Operating Highlights (all comparisons are with the first nine months of 2012)

■	Revenues were $71.6 million compared with $81.3 million; adjusted revenues were $70.8 million compared with $79.3 million.
■	Procedure volume was 41,198 compared with 46,912.
■

Medical professional and license fees decreased by $3.6 million to $15.5 million from $19.1 million. The decrease resulted from lower procedure volume coupled with the impact of lower license fees and enhancement expenses related to the company’s purchase of its previously leased excimer lasers.

■

Vision center direct costs decreased by $4.1 million to $29.4 million from $33.5 million. The decrease was a result of lower variable costs associated with the procedure volume combined with other cost savings. These savings primarily included lower financing fees from renegotiated rates and a shift in portfolio mix, reductions in employee-related costs and lower insurance costs from favorable claims experience.

■

General and administrative expenses decreased by $1.4 million to $8.8 million from $10.2 million, due primarily to reductions in employee-related costs and rent from the consolidation of the company’s call center as a result of restructuring initiatives implemented in early 2013, and reductions in travel and telecommunications expenses.

■	Marketing expense decreased by $1.4 million to $16.9 million from $18.3 million. Marketing cost per eye was $411 compared with $390.
■	Depreciation expense decreased by $2.1 million to $1.6 million from $3.7 million, primarily due to lower capital expenditures in recent years.
■	Restructuring charges of $0.2 million resulted primarily from the relocation of the company’s call center.
■

Operating loss was $0.7 million, a $2.6 million improvement from an operating loss of $3.3 million; adjusted operating loss was $1.4 million, a $3.8 million improvement from an adjusted operating loss of $5.2 million.

■	Net income was $0.1 million, or $0.01 per diluted share, a $3.0 million improvement from a net loss of $2.9 million, or $0.15 per share.
■

Cash and investments were $29.1 million as of September 30, 2013, compared with $34.5 million as of December 31, 2012. Cash used in operations included working capital changes driven primarily by $1.5 million of restructuring payments related to previously closed vision centers, reductions in accounts payable related to timing of payments, increased accounts receivable for self-financed patients and reductions in accruals. Cash used in operations also included approximately $1.1 million of start-up losses related to the company’s refractive lens and cataract business.

The company provides adjusted revenues and operating loss as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating loss as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We are reporting a significant improvement in operating performance for the nine-month period. Revenues and procedure volume grew for the first time in five quarters,” said LCA-Vision Chief Executive Officer Michael J. Celebrezze. “We are working diligently to support patient acquisition while managing expenses and we are making progress toward our goals of returning our core LASIK business to sustained profitability, growing our core business and diversifying our service offerings. Our average revenue per procedure was $1,718, up $28 year-over-year and, as expected, down $4 sequentially due to the $500-off discount promotion we offered throughout the third quarter.

“Among other highlights for the quarter, we added one licensed full-service vision center and two satellite pre- and post-operative centers, bringing the total number of new centers since the beginning of 2013 to six. Additionally, our co-management partner network contributed 2.1% of our third quarter LASIK procedure volume, up from 1.7% in the second quarter and just under 1.0% in the first quarter.”

Near-Term Financial Outlook

LCA-Vision intends to manage expenses conservatively into 2014; its plans and outlook for the remainder of the 2013 year include:

■

The company plans to open one additional full-service licensed vision center late in the fourth quarter of 2013, bringing the total number of full-service licensed vision centers opened in 2013 to three. The company also intends to continue leveraging marketing spend and may add a few satellite vision centers where it has confidence that incremental patient volume can be achieved. Four satellite vision centers have been opened since the beginning of 2013.

■	The company revised its expectation for annual capital expenditures to be between $0.7 million and $0.9 million from its prior outlook of $0.8 million to $1.2 million.
■	For the fourth quarter of 2013, the company expects marketing and advertising expenses to be between $4.6 million and $5.0 million.

LCA-Vision is affirming its estimate for the annual number of procedures companywide necessary to reach cash-flow breakeven from its LASIK business at approximately 56,000. This cash-flow estimate does not include restructuring payments, or start-up losses and capital expenditures for its refractive lens and cataract business. The company expects to continue to incur start-up costs and capital investment for its business expansion initiatives.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). A webcast will be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 68999720.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to attract patients to its vision centers; the impact of low consumer confidence and discretionary spending; the impact of changes in government regulations related to medical expenses; competition in the laser vision correction industry; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the refractive lens and cataract market; additional regulatory requirements, such as for Medicare, related to cataract and other refractive procedures; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; the company’s ability to achieve profitability in its developing business expansion initiatives; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters and the FDA is recruiting participants for two studies on LASIK outcomes and quality of life. The FDA or another regulatory body could take legal action against the company or others in the laser vision correction industry. The outcome of this review or legal action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and the Company’s ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 59 LasikPlus® vision centers in the United States: 51 full-service LasikPlus® fixed-site laser vision correction centers and eight pre- and post-operative LasikPlus® satellite centers. LCA-Vision has performed more than 1.3 million procedures since FDA approval of photorefractive keratectomy (PRK) in late 1995.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Bruce Voss
LCA-Vision Inc.	LHA
513-792-5629	310-691-7100 – bvoss@lhai.com
@LHA_IR_PR

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$27,129	$31,653
Short-term investments	1,984	2,804
Patient receivables, net of allowances of $855 and $1,019, respectively	3,061	2,810
Other accounts receivable, net	666	443
Prepaid expenses and other	2,473	3,318

Total current assets	35,313	41,028

Property and equipment, net	7,289	6,380
Patient receivables, net of allowances of $552 and $634, respectively	1,170	1,059
Other assets	223	501

Total assets	$43,995	$48,968

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$6,461	$8,046
Accrued liabilities and other	7,099	11,930
Debt obligations maturing within one year	751	-

Total current liabilities	14,311	19,976

Long-term insurance reserves, less current portion	5,651	5,741
Long-term debt obligations, less current portion	1,245	-
Other long-term liabilities	2,308	3,454

Stockholders' investment
Common stock ($.001 par value; 25,291,637 shares issued and 19,247,765 and 19,050,504 shares outstanding, respectively)	25	25
Contributed capital	180,500	179,543
Common stock in treasury, at cost (6,043,872 shares and 6,241,133 shares, respectively)	(110,063)	(111,395)
Accumulated deficit	(50,509)	(49,053)
Accumulated other comprehensive income	527	677
Total stockholders' investment	20,480	19,797

Total liabilities and stockholders' investment	$43,995	$48,968

LCA-Vision Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(Amounts in thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Revenues	$20,656	$20,009	$71,569	$81,298

Operating costs and expenses
Medical professional and license fees	4,554	4,648	15,518	19,139
Direct costs of services	9,886	10,068	29,376	33,477
General and administrative expenses	2,791	3,037	8,847	10,151
Marketing and advertising	4,981	4,803	16,918	18,283
Depreciation	516	1,223	1,555	3,743
Restructuring and impairment	(5)	10	214	47
	22,723	23,789	72,428	84,840
Gain on sale of assets	65	33	180	221

Operating loss	(2,002)	(3,747)	(679)	(3,321)

Net investment income and other	225	220	676	498

Loss before taxes on income	(1,777)	(3,527)	(3)	(2,823)

Income tax (benefit) expense	(217)	22	(111)	70

Net (loss) income	$(1,560)	$(3,549)	$108	$(2,893)

(Loss) earnings per common share
Basic	$(0.08)	$(0.19)	$0.01	$(0.15)
Diluted	$(0.08)	$(0.19)	$0.01	$(0.15)

Weighted average shares outstanding
Basic	19,241	19,017	19,182	18,968
Diluted	19,241	19,017	19,332	18,968

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	$92	$189	$(150)	$167
Unrealized investment gain	-	-	-	30
Total other comprehensive income (loss), net of tax	$92	$189	$(150)	$197
Comprehensive loss	$(1,468)	$(3,360)	$(42)	$(2,696)

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine months ended September 30,
	2013	2012

Cash flow from operating activities:
Net income (loss)	$108	$(2,893)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1,555	3,743
Provision for loss on doubtful accounts	388	704
Loss on sale of investments	-	8
Impairment charges	-	37
Gain on sale of assets	(180)	(221)
Stock-based compensation	957	1,531
Insurance reserve	(102)	(318)
Changes in operating assets and liabilities:
Patient accounts receivable	(773)	(1,719)
Other accounts receivable	(207)	(60)
Prepaid expenses and other	(108)	870
Accounts payable	(1,585)	(2,660)
Deferred revenue, net of professional fees	(680)	(1,838)
Accrued liabilities and other	(3,744)	(2,144)

Net cash used in operations	(4,371)	(4,960)

Cash flow from investing activities:
Purchases of property and equipment	(505)	(973)
Proceeds from sale of assets	217	283
Purchases of investment securities	(1,984)	(39,659)
Proceeds from sale of investment securities	2,804	62,064

Net cash provided by investing activities	532	21,715

Cash flow from financing activities:
Principal payments on loans	(304)	(4,004)
Shares repurchased for treasury stock	(231)	(357)
Proceeds from exercise of stock options	-	57

Net cash used in financing activities	(535)	(4,304)

Net effect of exchange rate changes on cash and cash equivalents	(150)	167

(Decrease) increase in cash and cash equivalents	(4,524)	12,618

Cash and cash equivalents at beginning of period	31,653	18,568

Cash and cash equivalents at end of period	$27,129	$31,186

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Reported U.S. GAAP	$20,656	$20,009	$71,569	$81,298
Adjustments
Amortization of prior deferred revenue	(154)	(555)	(756)	(2,043)
Adjusted revenues	$20,502	$19,454	$70,813	$79,255

Operating loss
Reported U.S. GAAP	$(2,002)	$(3,747)	$(679)	$(3,321)
Adjustments
Amortization of prior deferred revenue	(154)	(555)	(756)	(2,043)
Amortization of prior professional fees	15	56	76	204
Adjusted operating loss	$(2,141)	$(4,246)	$(1,359)	$(5,160)

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